Exhibit 99.1
Charah Solutions, Inc. Appoints California Public Utilities Commissioner Emeritus
Timothy Alan Simon to Board of Directors
Louisville, KY – July 29, 2021 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company,”), a leading provider of mission-critical environmental services and byproduct sales to the power generation industry, today announced the appointment of Timothy Alan Simon, Commissioner Emeritus of the California Public Utilities Commission, to the Company’s Board of Directors, effective immediately. Mr. Simon will serve as a Class II Director.
Mr. Simon was appointed to the California Public Utilities Commission (“CPUC”) by Governor Arnold Schwarzenegger in February 2007, ending his term in December 2012. During his time as commissioner, Mr. Simon served on the Board of Directors of the University of California at Berkeley, Berkeley Energy and Resources Collaborative and the Energy Imbalance Market Regional Taskforce. He also served as Chair of the National Association of Regulatory Utility Commissioners (“NARUC”) Gas Committee, Chair of the LNG Partnership between the Department of Energy and NARUC, founding member of the Call to Action National Gas Pipeline Safety Taskforce with the U.S. Department of Transportation, member of the NARUC Board of Directors, Critical Infrastructure and Consumer Affairs Committees, the Wireless Task Force, and Vice-Chair of the Utility Marketplace Access Subcommittee and member of the National Petroleum Council.
Prior to his CPUC appointment, Mr. Simon served as Appointments Secretary in the Office of the Governor, the first African American in California history to hold this post. He also served as Adjunct Professor of Law at Golden Gate University School of Law and the University of California Hastings College of the Law. Prior to public service, Mr. Simon was an in-house counsel and compliance officer with Bank of America, Wells Fargo, and Robertson Stephens.
In 2013, Mr. Simon created TAS STRATEGIES, where he remains Principal today, serving as an attorney and consultant on utility, infrastructure, financial services, and broadband projects. He is a frequent public speaker, expert witness and panelist on energy, infrastructure, diversity, and inclusion.
In 2019, Mr. Simon was elected Chairman of the Board of Directors for the California African American Chamber of Commerce and elected to the University of San Francisco Board of Trustees. He currently serves on the North American Energy Standards Board Advisory Council and is a member of the National Bar Association, Energy Bar Association, The Saint Thomas More Society and the National Board of Directors for the American Association of Blacks in Energy. Mr. Simon received a bachelor’s degree in Economics from the University of San Francisco (Distinguished Alumni) and a Juris Doctor from the U.C. Hastings College of the Law. He is an active member of the State Bar of California.
“Mr. Simon has over 40 years of experience in government regulation, utilities, financial services, and diversity, and we are pleased to welcome him to the Board as a new independent director,” said Jack Blossman, Jr., Chairman on the Board of Directors. “His public sector experience and his energy and utility infrastructure background will add tremendous value as Charah Solutions continues to deliver innovative solutions to utility customers while accelerating business and financial performance.”
Mr. Simon said, “From my experience as a former regulator and active participant in the energy sector, it is clear to me that Charah Solutions plays a vital role in supporting our nation's utilities in delivering reliable electric power to our homes and industries. This is equally matched by Charah Solutions’ strong commitment to environmental stewardship and advancing a culture of equitable inclusion. I am honored to have this opportunity to join the Charah Solutions’ Board of Directors and look forward to working with its dynamic management team.”
About Charah Solutions, Inc.
With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct sales to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities and independent power producers with all aspects to sustainably manage and recycle ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit, please visit www.charah.com or download our 2020 Environmental, Social and Governance (“ESG”) Report at charah.com/sustainability.

Investor Contact
Roger Shannon
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Media Contact
Tamara Davis
PriceWeber Marketing
media@charah.com
(270) 202-8516

[Timothy Alan Simon Photo Omitted]